SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G
                                 (RULE 13D-102)





             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2

                               (AMENDMENT NO. 2)*


                              TERRA INDUSTRIES INC.
         --------------------------------------------------------------
                                (Name of Issuer)




                        Common Shares, without par value
         --------------------------------------------------------------
                         (Title of Class of Securities)




                                    880915103
                         ------------------------------
                                 (CUSIP Number)




                                December 31, 2006
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           |X| Rule 13d-1(b)

           |_| Rule 13d-1(c)

           |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88091513                  13G                  Page 2 of 9 pages
-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON          Whippoorwill Associates, Incorporated

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
   3     SEC USE ONLY


-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware, USA

-------------------------------------------------------------------------------
                                5 SOLE VOTING POWER

                                        0
   NUMBER OF            -------------------------------------------------------
     SHARES                     6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                            4,829,630 (see Item 4(c))
      EACH              -------------------------------------------------------
   REPORTING                    7 SOLE DISPOSITIVE POWER
     PERSON
      WITH                              0
                        -------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                        4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]

-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.04% (see Item 4(b))

-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

           IA; CO
-------------------------------------------------------------------------------

CUSIP No. 88091513                  13G                  Page 3 of 9 pages
-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON            Shelley F. Greenhaus

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
   3     SEC USE ONLY


-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

-------------------------------------------------------------------------------
                                5 SOLE VOTING POWER

                                        0
   NUMBER OF            -------------------------------------------------------
     SHARES                     6 SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                            4,829,630 (see Item 4(c))
      EACH              -------------------------------------------------------
   REPORTING                    7 SOLE DISPOSITIVE POWER
     PERSON
      WITH                              0
                        -------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                        4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]

-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.04% (see Item 4(b))
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

           IN; HC
-------------------------------------------------------------------------------

CUSIP No. 88091513                  13G                  Page 4 of 9 pages
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON            David A. Strumwasser

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
    3     SEC USE ONLY


-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
                                5 SOLE VOTING POWER

                                        0
    NUMBER OF           -------------------------------------------------------
      SHARES                    6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                           4,829,630 (see Item 4(c))
       EACH             -------------------------------------------------------
    REPORTING                   7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        -------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                        4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.04% (see Item 4(b))
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            IN; HC
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 88091513                  13G                  Page 5 of 9 pages
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON            Steven K. Gendal

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [_]

-------------------------------------------------------------------------------
    3     SEC USE ONLY


-------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
                                5 SOLE VOTING POWER

                                        0
    NUMBER OF           -------------------------------------------------------
      SHARES                    6    SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY                            4,829,630 (see Item 4(c))
       EACH             -------------------------------------------------------
    REPORTING                   7    SOLE DISPOSITIVE POWER
      PERSON
       WITH                             0
                        -------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                        4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,829,630 (see Item 4(c))
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]

-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.04% (see Item 4(b))
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            IN; HC
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

      This statement on Schedule 13G (this "Statement") is being filed by Whippoorwill Associates, Incorporated ("Whippoorwill") and relates to the Common Shares, without par value (the "Common Shares"), of Terra Industries Inc., a Maryland corporation (the "Issuer").

ITEM 1(A).  NAME OF ISSUER:

      Terra Industries Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      Terra Centre
      P.O. Box 6000
      600 Fourth Street
      Sioux City, Iowa 51102-6000

ITEM 2(A).  NAME OF PERSON FILING:

          Whippoorwill Associates, Incorporated; Shelley F. Greenhaus ("Mr. Greenhaus"), as Principal and President of Whippoorwill; David A. Strumwasser ("Mr. Strumwasser"), as Principal of Whippoorwill; Steven
          K. Gendal ("Mr. Gendal"), as Principal of Whippoorwill.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The principal business address of Whippoorwill is 11 Martine Avenue, White Plains, New York 10606. The principal business address of Messrs. Greenhaus, Strumwasser and Gendal is c/o Whippoorwill.

ITEM 2(C).  CITIZENSHIP:

          Whippoorwill - Delaware
          Mr. Greenhaus - United States
          Mr. Strumwasser - United States
          Mr. Gendal - United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

           Common Shares, without par value

ITEM 2(E).  CUSIP

           880915103

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE
13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

      (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                (E); [Whippoorwill]

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); [Messrs. Greenhaus, Strumwasser and Gendal]

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

ITEM 4(A):  AMOUNT BENEFICIALLY OWNED:

As of December 31, 2006, Whippoorwill may be deemed to be the beneficial owner of 4,829,630 Common Shares, which amount includes 3,132,530 Common Shares issuable upon the conversion of 31,200 shares of 4.25% Series A Cumulative Convertible Perpetual Preferred Shares of the Issuer ("Preferred Shares"), held for the account of various funds and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager.

As of December 31, 2006, Messrs. Greenhaus, Strumwasser and Gendal may each be deemed to be the beneficial owner of 4,829,630 Common Shares, which amount includes 3,132,530 Common Shares issuable upon the conversion of 31,200 Preferred Shares, deemed to be beneficially owned by Whippoorwill as referred to above. Mr. Greenhaus is the President and a Principal of Whippoorwill. Mr. Strumwasser is a Principal of Whippoorwill. Mr. Gendal is a Principal of Whippoorwill.

ITEM 4(B):  PERCENT OF CLASS:

5.04%, based on 92,605,538 Common Shares outstanding as of October 23, 2006, as reported on the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, plus 3,132,530 Common Shares issuable upon the conversion of 31,200 Preferred Shares owned by the reporting persons.

ITEM 4(C):

Number of shares as to which Whippoorwill has:

          (i)  sole power to vote or to direct the vote: 0
          (ii) shared power to vote or to direct the vote: 4,829,630 (See Item 4(a))
          (iii)sole power to dispose or to direct the disposition of: 0
          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               4,829,630 (See Item 4(a))

Number of shares as to which Mr. Greenhaus has:

          (i)  sole power to vote or to direct the vote: 0
          (ii) shared power to vote or to direct the vote: 4,829,630 (See Item 4(a))
          (iii)sole power to dispose or to direct the disposition of: 0
          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               4,829,630 (See Item 4(a))

Number of shares as to which Mr. Strumwasser has:

          (i)  sole power to vote or to direct the vote: 0
          (ii) shared power to vote or to direct the vote: 4,829,630 (See Item 4(a))
          (iii)sole power to dispose or to direct the disposition of: 0
          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               4,829,630 (See Item 4(a))

Number of shares as to which Mr. Gendal has:

          (i)  sole power to vote or to direct the vote: 0
          (ii) shared power to vote or to direct the vote: 4,829,630 (See Item 4(a))
          (iii)sole power to dispose or to direct the disposition of: 0
          (iv) shared  power  to  dispose  or  to  direct  the  disposition  of:
               4,829,630 (See Item 4(a))


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Clients of Whippoorwill have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares reported as beneficially owned by Whippoorwill. None of the client accounts or limited partnerships or funds over which Whippoorwill has discretionary authority holds more than 5% of the Common Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     See Item 4(a) regarding Messrs. Greenhaus, Strumwasser and Gendal.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

      N/A

ITEM 10.  CERTIFICATION.

      (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      (b) N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 2007        WHIPPOORWILL ASSOCIATES, INCORPORATED

                                  /s/ Shelley F. Greenhaus
                                -------------------------------------------
                                Name:  Shelley F. Greenhaus
                                Title:  President



Date:  February 14, 2007        /s/ Shelley F. Greenhaus
                                -------------------------------------------
                                Shelley F. Greenhaus


Date:  February 14, 2007        /s/  David A. Strumwasser
                                -------------------------------------------
                                David A. Strumwasser


Date:  February 14, 2007        /s/  Steven K. Gendal
                                -------------------------------------------
                                Steven K. Gendal